EXHIBIT 10.4
WELLTOWER INC. 2022 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT AGREEMENT
FOR NON-EMPLOYEE DIRECTOR
THIS RESTRICTED STOCK UNIT GRANT AGREEMENT (the "Agreement"),
made as of [_________________](the "Grant Date"), between Welltower Inc., a Delaware corporation (the "Corporation"), and [__________________] (the "Director").
RECITALS:
A.    The Director serves as a member of the Board of Directors of the Corporation.
B.    The Corporation maintains the 2022 Long-Term Incentive Plan (the "Plan") in order to promote the growth and profitability of the Corporation by providing officers, key employees and non-employee directors with incentives to achieve long-term corporate objectives, to assist the Corporation in attracting and retaining officers, key employees and nonemployee directors of outstanding competence, and to provide such individuals with an opportunity to acquire an equity interest in the Corporation. Capitalized terms used without definitions in these Terms and Conditions or in the Grant Notice shall have the meaning given to those terms in the Plan.
C.    The Plan authorizes awards under the Plan to be made to non-employee directors with the approval of the Compensation Committee of the Board of Directors (the “Committee”).
D.    The Committee has determined that each non-employee director of the Corporation shall be granted Restricted Stock Units with respect to shares of the Corporation's common stock on the terms and conditions set forth below.
E.    The grant of Restricted Stock Units has been made by the Corporation in consideration of the past and future services the Director has provided to the Corporation as a member of the Board, and the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows.
1.Grant of Restricted Stock Units.
The Corporation hereby grants Restricted Stock Units to the Director with respect to a total of [____] shares of common stock, $1.00 par value per share, of the Corporation (the "Common Stock" or “Share”), subject to satisfaction of the vesting conditions and other terms set forth in this Agreement. The Director shall not be required to make any payment to the Corporation (other than his or her services as a director) in exchange for such Restricted Stock Units or in exchange for the issuance of shares of Common Stock upon vesting of Restricted Stock Units.
2.Restricted Delivery of Shares.
(a)    The Director shall not be entitled to the issuance of shares of Common Stock until such Restricted Stock Units have become vested. Further, the Director shall not have any of the rights and privileges of a stockholder of the Corporation (including voting rights and the right to receive dividends) until the shares of Common Stock are issued to the Director. The Corporation shall pay in cash to the Director an amount equal to the dividends and other distributions paid on a Share (multiplied by the number of Restricted Stock Units then outstanding under this Agreement) for which the record date occurred on or after the date that such Restricted Stock Units were granted and prior to the date on which shares of Common Stock are issued to the Director (excluding dividends and distributions paid in the form of additional Shares).
(b)    The Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Director, and the shares of Common Stock potentially issuable to the Director pursuant to these Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered by the Director until such shares are so issued. Any attempt to dispose of the Restricted Stock Units in a manner contrary to the restrictions set forth in this Agreement shall be ineffective, null and void.

3.Vesting; When Restricted Stock Units Vest.
Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest on [One year from the date of vesting], subject to the Director's continued service as a member of the Board of Directors through such date, or at such earlier time as the Restricted Stock Units may vest pursuant to Sections 8 or 9 of this Agreement.
4.Issuance of Shares.
Except as provided in Section 5 below, whenever the Restricted Stock Units granted to the Director under this Agreement become vested pursuant to Section 3 or Sections 8 or 9 below, the Corporation shall cause a number of shares of Common Stock equal to the number of Restricted Stock Units to be issued to the Director in book entry form and registered in the name of the Director. Evidence of ownership of such shares of Common Stock shall be delivered to the Director (or to his or her designated nominee) within 74 days following the vesting date or such later date provided by the Committee. Once shares of Common Stock have been issued as a result of the vesting of Restricted Stock Units, the corresponding vested Restricted Stock Unit shall be considered cancelled and shall be of no further force or effect.
5.Election to Defer Settlement. The Director may elect to defer the settlement of the Restricted Stock Units for a period not to exceed the later of (1) eleven (11) years following the vesting date or (2) until the Director's termination of employment or service. Such date shall be referred to as the "Restricted Settlement Date". If the Director makes such an election, it will become irrevocable on the date of such election. If the Director makes such an election, any Dividend Equivalent Rights awarded with respect to such Restricted Stock Units shall also be deferred under the same terms, unless the Director otherwise elects. If the Director makes such an election, but a Change in Corporate Control occurs that subjects the Director's Restricted Stock Units to Section 9 of this Agreement prior to the Restricted Settlement Date, the Director's deferral election will terminate and the Director's Restricted Stock Units and Dividend Equivalent Rights will be settled in accordance with Section 9 of this Agreement. The Company may terminate any deferral hereunder if a change in law requires such termination.
6.No Tax Withholding.
The Corporation shall issue to the Internal Revenue Service and to the Director a Form 1099 and any other reporting form that may be required to report the amount of tax which the Director has incurred under applicable federal, state and local tax laws. The Corporation will not withhold such taxes, and the Director acknowledges that the Director may need to adjust his or her estimated tax payments to take the additional taxable income into account.
7.Termination of Service on the Board.
(a)Except as provided in Sections 7(b), 8 or 9 below, if the Director resigns from service as a member of the Board of Directors, decides not to stand for reelection at the expiration of the Director's term of office, is not nominated by the Board to stand for election at the Annual Stockholders' Meeting at which the Director's term of office expires, or, if nominated, is not reelected, then any Restricted Stock Units held by the Director which have not yet vested shall not be forfeited, but shall remain unvested until such time as such Restricted Stock Units would otherwise have become vested as provided in Section 3 (disregarding, for purposes of this Section 7(a), the requirement of continued service on the Board of Directors as specified in Section 3) and shall be issued pursuant to Section 4.
(b)Notwithstanding the foregoing, if the Director is removed from the Board by the stockholders of the Corporation for cause, or the Director resigns or decides not to stand for reelection following delivery of notice to the stockholders of a proposal to remove the Director for cause (for these purposes, cause shall include, but not be limited to, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform the Director's duties and responsibilities for any reason other than illness or incapacity), then all Restricted Stock Units which have not previously become vested shall immediately be forfeited.
8.Effect of Death or Disability.
(a)If the Director ceases to serve as a member of the Board as a result of the Director's death before the Restricted Stock Units granted under this Agreement have become vested, vesting of the Restricted Stock Units granted to the Director under this Agreement shall be accelerated, and the Corporation shall cause a number of shares of Common Stock equal to the number of Restricted Stock Units to be issued in book entry form. Evidence of ownership of such shares of Common Stock shall be delivered to the Director's executor, administrator, or any person to whom the Director's rights with respect to the Restricted Stock Units may be transferred by the Director's will or by the laws of descent and distribution. Any deferral election made by the Director under Section 5 will be respected in determining the form and time of settlement of Restricted Stock Units and Dividend Equivalent Rights
(b)If the Director ceases to serve as a member of the Board as a result of the Director's total disability before the Restricted Stock Units granted under this Agreement have become vested, vesting of the Restricted Stock Units granted to the Director under this Agreement shall be accelerated, and the Corporation shall cause a number of shares of Common Stock equal to the number of Restricted Stock Units to be issued in book entry form to the Director pursuant to Section 4, free of any restrictions. A Director shall have total disability only if he or she is "disabled" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Any deferral election made by the Director under Section 5 will be respected in determining the form and time of settlement of Restricted Stock Units [and Dividend Equivalent Rights].
(c)Evidence of ownership of shares of Common Stock under Sections 8(a) or 8(b) shall be delivered within 74 days following the Director's death or total disability, as applicable, or within 74 days following the Restricted Settlement Date if the director has made a deferral election under Section 5.
9.Effect of Change in Corporate Control.
Notwithstanding the other terms of this Agreement, in the event of a Change in Corporate Control (as defined below), the vesting of the Restricted Stock Units granted under this Agreement shall be accelerated, and the Director shall become entitled immediately to receive a number of shares of Common Stock equal to the number of Restricted Stock Units, which shares shall be issued in book entry form prior to the occurrence of the Change in Corporate Control. This Section 9 shall take precedence over any deferral election that the Director has previously made under Section 5.
For purposes of this Section 8, a "Change in Corporate Control" shall mean a "change in ownership or effective control" in respect of the Corporation within the meaning of Section 409A of the Code.
10.Dividend Equivalent Rights.
During such time as the Restricted Stock Units remain outstanding and have not been deferred under Section 5, whenever the Corporation pays dividends on the Common Stock, the Director will have the right to receive, at the election of the Director, either a cash payment or additional shares of Common Stock from the Corporation with respect to each Restricted Stock Unit in an amount equal to any dividends paid on a share of Common Stock (in either case, a “Dividend Equivalent Right”). In either case, such Dividend Equivalent Right shall be paid within sixty (60) days following the applicable dividend record date. If the Director fails to make any election with respect to his or her Dividend Equivalent Rights, the Director will receive his or her Dividend Equivalent Rights in the form of a cash payment from the Corporation, which shall be paid within sixty (60) days following the applicable dividend record date.
If the Director has made a deferral election under Section 5, then any Dividend Equivalent Rights with respect to such Restricted Stock Units will be deferred into additional Shares and distributed under the same terms as the deferred Restricted Stock Units. Notwithstanding the foregoing, the Director may elect to receive a cash payment of such Dividend Equivalent Rights on a non-deferred basis, in which case payment shall be made in cash within sixty (60) days following the applicable dividend record date.
The Director will have a Dividend Equivalent Right with respect to each Restricted Stock Unit that is outstanding on the dividend record date. The Director will have no Dividend Equivalent Rights as of the dividend record date in respect of any Restricted Stock Units that have vested and been exchanged for Common Stock; provided that the Director is the record holder of such Common Stock on or before such dividend record date. No fractional shares of Common Stock will be issued in satisfaction of any Dividend Equivalent Rights and any amount that is less than the then current Fair Market Value of a share of Common Stock will be paid in cash.
11.Securities Laws.
The Corporation may from time to time impose such conditions on the vesting of the Restricted Stock Units, and/or the issuance of shares of Common Stock upon vesting of the Restricted Stock Units, as it deems reasonably necessary to ensure that any grant of the Restricted Stock Units and issuance of shares under this Agreement will satisfy the applicable requirements of federal and state securities laws. Such conditions may include, without limitation, the partial or complete suspension of the right to receive shares of Common Stock upon the vesting of the Restricted Stock Units until the Common Stock has been registered under the Securities Act of 1933, as amended. In all events, if the issuance of any shares of Common Stock is delayed by application of this Section 11, such issuance shall occur on the earliest date on which it would not violate applicable law.
12.Grant Not to Affect Status as Director.
Neither this Agreement nor the Restricted Stock Units granted hereunder shall confer upon the Director any right to continue the Director's service as a member of the Board of Directors of the Corporation.
13.Adiustments to Restricted Stock Units.
In the event of any change or changes in the outstanding Common Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or any similar transaction, the number of Restricted Stock Units granted to the Director under this Agreement shall be adjusted by the Committee pursuant to Section 12 of the Plan in such manner as the Committee deems appropriate to prevent substantial dilution or enlargement of the rights granted to the Director.
14.Miscellaneous.
(a)This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.
(b)The terms of this Agreement may be amended, modified or waived by the Corporation; provided, however, that the Director must consent to any amendment or modification (but not waiver) that adversely affects the Director’s rights under this Agreement.
(c)The provisions of the Plan are hereby made a part of this Agreement. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of this Agreement shall control.
(d)The Restricted Stock Units granted under this Agreement, so long as they are not deferred under Section 5, are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under the exemption for “short-term deferrals” under Treasury Regulation Section 1.409A-1(b)(4), and shall be interpreted in a manner consistent with the requirements for such exemption. In the event that the Restricted Stock Units granted under this Agreement are deferred under Section 5, the terms of such deferral are intended to comply with Section 409A of the Code and shall be so interpreted and administered. To the extent that changes are necessary to ensure that the Restricted Stock Units and any related dividend equivalent rights comply with Section 409A of the Code, or with any additional requirements for any exemption for which such Restricted Stock Units may be eligible that may be imposed by future IRS guidance on the application of Section 409A of the Code, as the case may be, the Director and the Corporation agree to cooperate and work together in good faith to amend the Agreement so that the Restricted Stock Units and Dividend Equivalent Rights will not be treated as deferred compensation that fails to satisfy the requirements of Section 409A of the Code.
(e)The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to principles of conflicts of law; provided, however, that matters of corporate law, including the issuance of shares of Common Stock, shall be governed by the Delaware General Corporation Law.
(f)Notwithstanding anything herein to the contrary, payments and the issuance of shares of Common Stock hereunder will be delayed to the extent required to comply with Section 409A(a)(2)(B)(i) of the Code (dealing with “specified employees” as defined under Section 409A of the Code, if applicable).

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Grant Agreement on the date and year first above written.

WELLTOWER INC.

                            __________________________________
                            By: Matthew G. McQueen
Name: Matthew G. McQueen
Title: Chief Legal Officer and General Counsel

DIRECTOR:

Signed Electronically
Name: _________________________